UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2005

LIQUIDMETAL TECHNOLOGIES, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

25800 Commercentre Dr., Suite 100
Lake Forest, CA 92630
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01. Entry Into a Material Definitive Agreement.

On August 9, 2005, Liquidmetal Technologies, Inc. (the “Company”) completed a private placement (the “Private Placement”) of $9.9 million in principal amount of new 7% Convertible Secured Promissory Notes due August 2007 (the “Notes”). The Notes were issued pursuant to a Securities Purchase Agreement that the Company entered into on August 4, 2005 (but was dated effective as of August 2, 2005 for the convenience of the parties) among the Company, the purchasers of the Notes, and the holders of previously issued notes of the Company. The purpose of the private placement was to raise additional funding for working capital, to provide for the exchange of previously issued promissory notes, and to satisfy certain penalties under a registration rights agreement entered into in connection with the private placement of previously issued notes.

The Notes issued in the Private Placement were issued in consideration of (1) aggregate cash of in the amount of $5.0 million, (2) the exchange of $1.3 million in principal amount of previously issued 10% Senior Secured Notes Due July 29, 2005 (the “July 2005 Notes”), (3) the exchange of $3.0 million in principal amount of previously issued 10% Convertible Unsecured Notes Due June 2006 (the “June 2006 Notes”), and (4) the satisfaction of accrued interest and late registration fees in the amount of $0.6 million on notes previously issued by the Company. Also, in connection with the Private Placement, the Company redeemed for cash $1.8 million in principal amount of previously issued notes and paid in cash $0.8 million in late registration fees on previously issued notes. As a part of the Private Placement, the Company also brought current all accrued and unpaid interest on the Company’s July 2005 Notes, June 2006 Notes, and the Company’s 6% Senior Secured Notes Due July 29, 2007 (the “July 2007 Notes”). Following the closing of the Private Placement, $2.9 million in aggregate principal amount of July 2007 Notes will continue to remain outstanding.

The Notes issued by the Company in the Private Placement will become due on the second (2nd) anniversary of the issue date of the Notes (which issue date is deemed to be August 2, 2005). Prior to maturity, the Notes will bear interest at 7% per annum with interest being paid quarterly on the first day of each calendar quarter beginning October 1, 2005. From and after an event of default and for so long as the event of default is continuing, the Notes will bear default interest at a rate of 14% per annum. The Notes are convertible into shares of the Company’s common stock at $2.00 per share, subject to certain anti-dilution rights, and the Notes can be prepaid by the Company at any time without penalty. Pursuant to an Amended and Restated Security Agreement, dated effective as of August 2, 2005, among the Company and all noteholders of the Company, the Notes are secured by substantially all assets of the Company, and as a part of the transaction, the Company has also agreed to cause its South Korean subsidiary to grant to the noteholders a second lien on such subsidiary’s manufacturing facility.

The Notes rank senior to all other obligations of the Company, other than the Company’s loan with Kookmin Bank of South Korea (or any refinancing of such loan), the July 2007 Notes, purchase money asset financing, trade creditors in the ordinary course of business, and any inventory or receivables-based credit facility that the Company may obtain in the future, provided that the amount of the credit facility does not exceed 50% of eligible inventory and 80% of eligible receivables. The Notes will automatically convert into common stock if the Company’s common stock has an average closing price of more than $5.00 per share during 30 consecutive trading days.

As a part of the Private Placement, the Company also issued Warrants to the purchasers of the Notes and the placement agent in the transaction giving them the right to purchase up to an aggregate of approximately $2.9 million shares of Company common stock. The Warrants have an exercise price equal to $2.00 per share. The Warrants will expire on August 2, 2010.

In connection with the transaction, the Company, all purchasers of the Notes, and all holders of previously issued notes entered into a single Amended and Restated Registration Rights Agreement that replaces the prior registration rights agreements entered into by the Company with the various noteholders. Under the Amended and Restated Registration Rights Agreement, the Company is required to file a resale registration statement for the shares underlying the Notes and Warrants within ninety (90) days of the closing of the Transaction. The Company is required to cause this registration statement to become effective within 60 days after the Company receives the first written comments on the registration statement from the SEC, or if the SEC notifies the Company that it will not review the registration statement, within five days after such notification. The Company will be subject to certain monetary penalties, as set forth in the registration rights agreement, if the registration statement is not filed or does not become effective on a timely basis.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.
By: /s/ John Kang
John Kang
Chairman, President, and Chief Executive Officer

Date: August 9, 2005

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